Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-205428 and 333-265124) of Cable One, Inc. of our report dated February 22, 2024, except for the effects of the restatement discussed in Note 3 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is October 1, 2024, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
October 1, 2024